     As filed with the Securities and Exchange Commission on March 23, 1998
                           Registration No. 333-44973

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 AMENDMENT NO. 2
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            BIOSPHERICS INCORPORATED
             (Exact name of Registrant as specified in its charter)

         Delaware                                                52-0849320
(State or other jurisdiction of incorporation or organization)(IRS employer identification no.)

      12051 Indian Creek Court, Beltsville, Maryland 20705, (301) 419-3900 (Address, including zip code, and telephone number,including area code, of Registrant's principal executive offices)

Gilbert V. Levin, President and Chief Executive Officer, Biospherics
Incorporated
      12051 Indian Creek Court, Beltsville, Maryland 20705, (301) 419-3900
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               James E. Baker, Jr.
                        Baxter, Baker, Sidle & Conn, P.A.
                       120 E. Baltimore Street, Suite 2100
                            Baltimore, Maryland 21202

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                                CALCULATION OF REGISTRATION FEE

 Title of Each Class                             Proposed Maximum       Proposed Maximum
 of Securities to be                              Offering Price           Aggregate              Amount of
      Registered            Amount to be          Per Share (1)        Offering Price (1)        Registration
                             Registered                                                              Fee
-----------------------------------------------------------------------------------------------------------------
Common Stock                   1,620,000             $4.4375                 $7,188,750               $2,121 (1)
($.005 par value)


     (1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the last sales price of the Common Stock on the NASDAQ National Market System on January 21, 1998.

The shares of Common Stock registered hereunder include (i) 750,000 shares of Common Stock issued to a Selling Shareholder in connection with a private placement transaction completed on December 12, 1997 (the "Private Placement"), (ii) 750,000 shares of Common Stock issuable to a selling shareholder upon exercise of warrants issued in connection with the Private Placement (the "Private Placement Warrants") and (iii) 120,000 shares of Common Stock issuable upon exercise of other warrants held by other Selling Shareholders (the "Wharton Warrants" and, together with the Private Placement Warrants, the "Warrants"). In addition to the shares set forth in the table, which represents a good faith estimate of the number of shares underlying the Warrants, the amount to be registered includes an indeterminate number of shares issuable upon exercise of or in respect of the Warrants, as such number may be adjusted as a result of stock splits, stock dividends and antidilution provisions in accordance with Rule 416.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Preliminary Prospectus and the information contained herein are subject to completion or amendment. These securities may not be sold, nor may offers to buy be accepted, prior to the time the Prospectus is delivered in final form. Under no circumstances shall this Preliminary Prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                   Subject to Completion dated March 23, 1998

                                   PROSPECTUS
                        1,620,000 Shares of Common Stock
                            BIOSPHERICS INCORPORATED

This prospectus (this "Prospectus") relates to the offer and sale of up to 1,620,000 shares (the "Shares") of Common Stock, $.005 par value (the "Common Stock"), of Biospherics Incorporated ("Biospherics" or the "Company").

The Shares will be offered for sale by certain stockholders of the Company (the "Selling Shareholders") or by their respective pledgees, donees, transferees or other successors in interest, from time to time in one or more transactions (which may involve block transactions) effected on the NASDAQ National Market System (or on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed), in sales occurring in the public market of such exchange, in privately-negotiated transactions, through the purchase or writing of options on the Shares, in short sales or in a combination of such methods of sale. Such methods of sale may be conducted at market prices prevailing at the time of sale, at prices related to such prevailing market price or at negotiated prices. The Selling Shareholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf, and in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Shareholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts are not anticipated to exceed those customary in the types of transactions involved). To the extent required, the names of any agents or broker-dealers, and applicable commissions or discounts and any other required information with respect to any particular offer of Shares by the Selling Shareholders, will be set forth in a Prospectus Supplement. Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold pursuant to Rule 144 rather than pursuant to this Prospectus. See "Selling Shareholders" and "Plan of Distribution".

While the Company will receive proceeds from the exercise of Warrants, it will not receive any of the proceeds from the sale of the Shares. See "Selling Shareholders" for information with respect to Shares held or acquirable by the Selling Shareholders. The Company will pay the expenses of registration estimated at $29,621. The Selling Shareholders and any dealer acting in connection with the offering of any of the Shares or any broker executing selling orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

The Common Stock of Biospherics is quoted on the NASDAQ National Market System under the symbol "BINC."

On January 21, 1998 the closing price of the Common Stock on the NASDAQ National Market System was $4.4375 per share.

SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March 23, 1998.

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Common Stock is listed on the NASDAQ National Market System and reports, proxy statements and other information concerning the Company may be inspected at the offices of the NASDAQ Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated therein by reference. Regarding statements contained in this Prospectus as to the contents of any contract or any other document referred to herein, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission are incorporated herein by reference:

(a)      The Company's annual report on Form 10-KSB for the fiscal year ended
         December 31, 1997.

(b) The Company's quarterly report on Form 10-QSB for the three months ended March 31, 1997.

(c) The Company's quarterly report on Form 10-QSB for the three months ended June 30, 1997.

(d) The Company's quarterly report on Form 10-QSB for the three months ended September 30, 1997.

(e)      The Company's current report on Form 8-K filed on December 18, 1997.

(f) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the fiscal year ended
         December 31, 1996 and prior to the termination of the offering contemplated hereby.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including the exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Mr. Jeffrey W. Church, Executive Vice President and Chief Financial Officer, 12051 Indian Creek Court, Beltsville, Maryland 20705; telephone number (301) 419-3900.

                           FORWARD LOOKING STATEMENTS

Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "estimates," "expects" and words of similar import, constitute "forward looking statements." Such words and expressions are intended to identify such forward looking statements, but are not intended to constitute the exclusive means of identifying such statements. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, those discussed below under the heading "Risk Factors." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward looking statements contained herein to reflect any events or developments. Investors should also review forward looking statements contained in the Company's most recent Annual Report on Form 10-KSB and subsequent quarterly reports on Form 10-QSB.

                                   THE COMPANY

General. Biospherics Incorporated (the "Company"), a Delaware corporation, was founded in 1967. The Company is engaged in the business of providing (i) information services to private industry and to Federal, State and local government agencies, and (ii) biological and chemical research services. The Company consists of an Information Services Division ("ISD") and a BioTech Programs Unit ("BioTech"). As part of BioTech, the Company is also developing its own proprietary products. In February 1996, the Company sold its Environmental and Laboratory Services Division ("ELSD") to permit better focus on the major businesses of the Company, ISD and BioTech.

The principal executive offices of the Company are located at 12051 Indian Creek Court, Beltsville, Maryland 20705, and its telephone number is (301) 419-3900. The Company's Common Stock trades on the NASDAQ National Market System under the symbol BINC.

Information Services Division. ISD's information professionals provide computerized health, pharmaceutical and medical data collection and clinical trial management, report and publication writing and editing, development of programmatic concepts in public health information and education, database management, reservation services and computer-assisted health resource information. ISD collects and disseminates information by providing customized telesupport and database management systems that combine the human element of live operators with communications technology. ISD answers millions of calls annually from professionals and the public nationwide and disseminates millions of publications. The core of its operation consists of three call centers (Beltsville, Cumberland and Columbia, MD) that efficiently manage and track high volumes of calls. The technology is combined with computerized database management systems, which results in an efficient and effective system to collect and disseminate large amounts of information.

ISD specializes in public health issues and provides information services on a wide range of diseases and disabilities, disease prevention, and education. Areas of expertise include

Alzheimer's disease, AIDS, cancer, diabetes, heart disease, and stroke, in addition to the broader areas of smoking, aging, and environmental hazards such as mishandling of pesticides. Programs are staffed by health professionals and other information specialists who are given extensive training and are subject to strict quality control guidelines. ISD's clients have included some of the major U.S. pharmaceutical companies as well as government departments that deal with health or education. ISD holds contracts with such agencies as the Department of the Navy, the General Services Administration and the Department of Health and Human Services. Contracts with non-governmental parties are typically obtained following private negotiations and are most often for a term of one year, although many such contracts have continued to renew for several years. Contracts with governmental parties are obtained after a competitive bidding process and are most often for terms ranging from two to three years, with additional option years. Many have been re-won numerous times. Significant portions of the Company's revenue relate to several government and commercial ISD contracts.

In recent years, the Company has expanded its Government call center business to include reservation services for Federal and state agencies. The Company has provided these services to the Department of Agriculture (Forest Service) since 1994. The Company did not win its re-compete for its reservation contract with the Forest Service and will complete that contract on September 30, 1998. The Forest Service contract has contributed approximately $1.5 million in annual revenue.

In December 1997, the Company was awarded a reservation contract for the National Park Service's National Park Reservation Service (NPRS), which is a two-year firm-fixed price contract aggregating $5 million with provision for three option years. The NPRS contract requires the Company to establish and manage a central call center with information and communication links with twenty-five National Parks across the United States. Reservations for campsites and tours can be processed through the central call center or at the individual parks. In conjunction with the implementation of this contract, the Company anticipates capital expenditures for computer software and hardware at the central call center as well as the individual parks totaling $1 million during 1998.

ISD accounted for over 90% of the Company's total revenues from continuing operations in 1996 and 1997. During 1996, government business accounted for approximately 57% of ISD's business, increasing to 68% in 1997. This resulted primarily from completion of two commercial contracts in October 1995 and June 1997. The Company anticipates an increased level of government contracts in 1998. Sales and marketing efforts will be intensified to re-establish and increase the Company's share of commercial business in response to the high level of public interest in health information.

The Company has announced its plan to expand its traditional ISD business via a new subsidiary. The new company will focus on expansion of ISD's healthcare business into demand management. To that end, on December 12, 1997, the Company is pursuing the formation of a new subsidiary. The Company intends to transfer its commercial ISD business to this subsidiary to provide it an initial base of business. The Company has preliminarily agreed to issue an equity interest in the subsidiary to a physician group in exchange for the transfer of certain proprietary assets necessary to pursue the demand management business. The subsidiary will require a substantial additional infusion of capital to commence operations. The subsidiary will attempt to secure private placement financing aggregating $10 million over the next two years. Initial permanent financing (which is likely to include an equity component) is expected to finance the subsidiary's working capital needs and anticipated operating losses during its first year of operation. Thereafter, the subsidiary will require an additional capital infusion of $5 million including a working capital line of credit facility. Commencement of operations also depends upon finalizing a definitive agreement with the physician group.

BioTech Programs Unit. BioTech is the Company's research and development arm, dedicated to developing proprietary products and services with a view toward commercial applications. Over the last several years, the Company has invested more than $3 million in these developments, primarily in its nonfattening sugar, D-Tagatose. The Company has accumulated a number of patents on its products.

D-Tagatose as a Bulk Sweetener. BioTech has patented the use of a naturally occurring sugar, D-Tagatose, as a low-calorie and nonfattening sweetener. It is a true sugar that looks, feels, performs, and tastes like table sugar. Present in small amounts in many dairy products, it differs from all other nonfattening sweeteners in that it has the full bulk of sugar with the same clean, sweet taste. Biospherics has been developing the substance since receiving a patent for its use as a food additive in 1988 and two patents for the production process (1990 and 1991).

In September 1996, the Company signed a license agreement with MD Foods Ingredients amba of Denmark (MD Foods) for the exclusive worldwide rights to manufacture, market, and distribute D-Tagatose as a food ingredient in return for a non-refundable up-front payment and a royalty schedule based upon net sales. Under the agreement, MD Foods may sub-license the D-Tagatose technology for use in foods and beverages. In return for the exclusive license, MD Foods will take responsibility for all future marketing and development expenses, including the cost of constructing and operating its own production plants. MD Foods manufactures a wide variety of foods and food ingredients made from milk. The Danish dairy company ranks as the eighth largest dairy products company in the world. It has the largest whey protein processing plant, the by-product of which is the raw material for making D-Tagatose. MD Foods is widely regarded as a manufacturer of high quality products and has the capability for worldwide distribution.

The up-front payment has been made by MD Foods, part in September 1996 and part in January 1997. The payment totaled $2.5 million, $1 million of which is a non-refundable advance against future royalties. Biospherics will receive running royalties from commercial sales of D-Tagatose. MD Foods also funds Biospherics for certain technological support. To strengthen their cooperative efforts, the two companies established an advisory committee to plan and review progress in bringing D-Tagatose to its various world market sectors. The committee consists of three MD Foods representatives and one Biospherics representative. The committee proposes strategies and actions for MD Foods management's consideration.

MD Foods expects to compete for a share of the U.S. market for sweeteners. A panel of experts has advised that D-Tagatose may qualify for early entry into the U.S. market as a food ingredient that is a Generally Recognized as Safe
(GRAS). MD Foods has begun design of a commercial plant to manufacture D-Tagatose. MD Foods has advised that the decision to proceed with plant construction will be deferred until successful GRAS affirmation in the U.S., currently anticipated in 1998. The target date for plant start-up is the year 2000.

The Company believes that D-Tagatose will fill a market not currently accessible to other sweetener products. That market initially includes chocolate confections, chewing gum, ice cream, and table top sugar. Later on, market applications may broaden to include baked goods, heat-processed foods, frozen desserts, other dairy products, cereals, and other products in which the full bulk of sugar is required. Biospherics believes that chocolate candies and chewing gum are excellent introductory uses for its nonfattening sugar, because each constitutes a large market and each uses sugar as a major ingredient. Manufacturers have long sought a low-calorie substitute for table sugar in chocolate candy, which, partly because of its high sugar content, none has succeeded in emulating the flavor of table sugar. Also, unlike table sugar, D-Tagatose has been shown to cause virtually no tooth decay.

D-Tagatose as an Anti-Hyperglycemic Agent. The Company has received additional key patents for the use of D-Tagatose as an anti-hyperglycemic agent (1994) and also as a treatment for diabetes (1995). Studies are ongoing with respect to this potential use of D-Tagatose. The Company is discussing the possibility of licensing the use of D-Tagatose as an anti-hyperglycemic agent with a number of pharmaceutical and nutritional products companies, while development efforts proceed.

Safe-for-Human-Pesticides. The increasing concern over pesticide hazards in foods and the general environment indicates a market for an economical and effective product that poses no human threat. In November 1992, the Company received U.S. patents for its safe-for-humans pesticides. More development work is required in order to develop a commercial insecticide.

L-Sugars. Earlier in its low-calorie sweetener research, the Company obtained patents in the U.S. and abroad for the use of a broad group of L-hexose sugars for sweetening and bulking foods, beverages, and drugs. To date, no economic means for production exists. The Company, however, intends to attempt to develop such for some of the L-Sugars.

For now, Biospherics' research efforts and investment are largely devoted to continuing to assist MD Foods in the development of D-Tagatose because of the near term favorable prospects for this product. While many of the other BioTech products described above show much promise, the continued development thereof is dependent upon many factors, including but not limited to the Company having sufficient funds to devote to such efforts.

Governmental Regulation. The business activities of the Company are subject to a variety of Federal and State compliance, licensing, and certification requirements. Management believes that the Company is, and has been at all times, in full compliance with Federal and State environmental protection and worker safety laws. The Company has not incurred significant expense in complying with such laws and does not anticipate material expense, except for the FDA approval for commercialization of D-Tagatose (which is to be borne by MD Foods) and the L-Sugars. Commercialization of D-Tagatose and L-Sugars in the United States for use as food additives will require FDA approval. As of this date, Biospherics believes that results of its test program warrant continuing the development efforts to provide a broad family of low-calorie sweeteners.

                                  RISK FACTORS

Investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, before purchasing the shares of Common Stock offered hereby.

Exclusive License of D-Tagatose. The Company has granted an exclusive worldwide license to MD Foods Ingredients amba of Denmark (MD Foods) for the manufacture, marketing and distribution of D-Tagatose as a food ingredient. Receipt of future payments from MD Foods is dependent upon MD Foods' efforts to commercialize this product. MD Foods has yet to commence construction of a plant to manufacture D-tagatose. The target date for plant start-up is in the year 2000. There can be no assurances as to the timing of such construction and/or MD Foods' commercialization activities. While the Company has and expects to continue to provide assistance to MD Foods, the commercialization of D-Tagatose as a food product is largely outside of the control of the Company.

BioTech Product Development. While the Company is in the process of attempting to commercialize other potential uses of D-Tagatose as well as to develop other products within BioTech, no such other uses of D-Tagatose and no such other products have been developed to a stage where any significant revenue has been generated. Development of products will require significant additional research and development, including process development, extensive clinical testing and market research. Such additional effort will require substantial funding which may not be available to the Company. As a result, the Company's potential products are subject to the risks of failure inherent in the development of products based on new technologies. There can be no assurance that the Company's research and development activities will result in any commercially viable products.

ISD Contract Mix--Current Government Dependence. The Company's ISD business is comprised of both government and commercial business. The mix of such business changes from period to period. Government business traditionally generates lower operating margins than commercial business. In 1997, government to commercial business mix was 2 to 1. It is anticipated that the swing to dependence on government business will continue in 1998, in part due to the loss of a commercial contract with Pharmacia & Upjohn effective March 31, 1998, which has contributed approximately $1.5 million in annual revenue. The Company was unsuccessful in securing the renewal of the Pharmacia & Upjohn contract due to a competitive rebid of this program by the customer. The Company continues to pursue additional commercial business to better balance its government business, including its efforts to initiate the Healthcare Opportunity. Further, the Company believes that some of the investments it has made, and plans to make, in computer hardware and software should increase its operating efficiencies and permit a return to profitability even with a predominant government component. However, there is no assurance that the Company will be successful in implementing these plans.

ISD Contracts. The principal portion of the Company's revenues has been generated traditionally by the ISD unit. Several of the Company's contracts provide these revenues (principally contracts with the U.S. Government) are in a state of flux. These contracts are awarded pursuant to a competitive bidding process. In some cases, the Company is the apparent successful bidder for such a contract but one or more unsuccessful parties have filed protests challenging the final award of these contracts to the Company. In other cases, another party is the apparent successful bidder for such a contract and the Company has filed a protest challenging the final award of a contract. In addition, substantial portions of the Company's revenue have been historically generated by several commercial ISD contracts. Such contracts are typically for one year terms. Although the Company believes that it will retain/acquire contracts to continue to generate sufficient revenue to maintain the Company in accordance with past practices, there can be no assurance thereof.

Healthcare Information and Management Opportunity. The Company has announced plans to expand its traditional information systems business to include providing demand management information services to HMO's, other group health organizations, insurers and employees in company health plans (the "Healthcare Opportunity"). The Company intends to pursue the Healthcare Opportunity by forming a new subsidiary, transferring significant portions of its traditional ISD business and assets to such subsidiary; and issuing an equity interest in such subsidiary in exchange for certain proprietary assets necessary to pursue the Healthcare Opportunity. The completion of the formation of the subsidiary, the final negotiation with the other stockholder, the completion of permanent financing for the subsidiary and the start-up and commencement of operations of the Healthcare Opportunity will require substantial effort, the recruitment of management with experience in the demand management information services industry, and the expenditure of substantial funds. There can be no assurance that such efforts will come to fruition or that if completed, will result in a successful operation.

Future Capital Needs; Uncertainty of Additional Funding. In order to complete the research and development and other activities necessary to commercialize the Company's BioTech products, to start-up and continue to fund the Healthcare Opportunity and to fund the balance of the traditional ISD business, additional financing may be required. The Company's capital requirements depend on numerous factors, including without limitation the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing research relationships, the ability of the Company to establish collaborative arrangements, the development of commercialization activities and arrangements, and the purchase of capital equipment. There can be no assurance that the Company will obtain any or all such necessary funding.

Competition and Technological Change. The information systems industry is subject to rapid and significant technological change. Competitors of the Company are numerous and include, among others, major pharmaceutical, chemical, consumer, and biotechnology companies, specialized firms, universities and other research institutions. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than any which are being developed by the Company or that would render the Company's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. The Company may seek any required additional funding through equity offerings, private financings and collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms. If additional funds are raised by issuing equity securities, further substantial dilution to existing shareholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research and development programs, or to obtain funds through entering into arrangements with third parties that may require the

Company to relinquish rights to certain of its technologies or potential products that the Company would not otherwise relinquish.

Government Regulation and Product Approvals. With respect to products developed by the BioTech unit, research, testing, manufacture, labeling, distribution, marketing and advertising of products are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The rigorous regulatory approval processes of the U.S. Food and Drug Administration (FDA) in the United States and of certain foreign regulatory authorities can take five to ten years or more and require the expenditure of substantial resources. There can be no assurance that the Company will be able to obtain the necessary approvals for clinical testing or for the marketing of products. Moreover, additional government regulations may be established that could prevent or delay regulatory approval of the Company's products. Delays in obtaining regulatory approvals could have a material adverse effect on the Company. Even if regulatory approval of a product is granted, such approval may include significant limitations on the indicated uses of the product or the manner in which or conditions under which the product may be marketed. Any sales of the Company's products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of the Company's products in some countries. To the Company's knowledge, there is no current government regulation of the services expected to be provided via the Healthcare Opportunity. However, there can be no assurance that such regulation will not be initiated. In such an event, the costs and other requirements of such regulation could be prohibitive and may adversely affect the Company's pursuit of the Healthcare Opportunity.

Patents and Proprietary Technology. The Company's success depends, in part, on its ability to obtain and maintain patent protection for its BioTech products and methods, both in the United States and in other countries No assurance can be given that any additional patents will be issued to the Company, that the protection of any patents that may be issued in the future will be significant, or that current or future patents will be held valid if subsequently challenged.

Dependence Upon Key Employees. The success of the Company is dependent upon the efforts of its senior management team, including Gilbert V. Levin, Karen
M. Levin, Richard C. Levin and Jeffrey W. Church. A change in the association of these individuals or other officers and directors of the Company could adversely affect the Company if suitable replacement personnel could not be employed. The success of the Company also depends upon its ability to continue to attract and retain qualified technical personnel. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development or expansion of its business.

Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Articles of Incorporation, as well as aspects of certain stock options granted to Gilbert V. Levin and Karen M. Levin, could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of the Company without approval of the Company's Board of Directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Board of Directors to authorize the issuance of Preferred Stock with rights superior to those of the Common Stock.

Volatility of Stock Price and Earnings. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock has on occasion been, and may prove to continue to be, highly volatile. Announcements of technological innovations or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, sales of a large number of shares of Common Stock in the market, and economic and other external factors, as well as period-to-period fluctuations in financial results, among other factors, may have a significant impact on the market price of the Common Stock. In addition, the company has experienced substantial fluctuations in earnings from period to period. There can be no assurances that this trend will not continue due to the nature of the Company's business.

Potential for Dilution. As of January 21, 1998, "Warrants" to purchase 870,000 shares of Common Stock issued in connection with the Private Placement and exercisable over the next three years at prices of $4.00 and $4.50 (as may be adjusted from time to time under certain antidilution provisions) were outstanding. The shares of Common Stock issuable upon exercise of these Warrants are being registered pursuant to this Registration Statement. The Warrants are not registered and may be sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.

         As of January 21, 1998, 870,000 shares of Common Stock were reserved for issuance upon exercise of the Warrants. At December 31, 1997, there were 8,829,190 shares of Common Stock outstanding. Of these outstanding shares, 8,079,190 were freely tradeable without restriction under the Securities Act unless held by affiliates.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. If any of the Warrants are exercised, the Company will receive the proceeds from such exercise and intends to use such proceeds for general working capital purposes.

                              SELLING SHAREHOLDERS

         The Shares were issued in one or more private placement transactions to the Selling Shareholders. The following table sets forth certain information with respect to the Selling Shareholders as of January 21, 1998, as follows: (i) the name and position or other relationship with the Company within the past three years of each Selling Shareholder; (ii) the number of the Company's outstanding shares of Common Stock beneficially owned by each Selling Shareholder (including shares obtainable under options exercisable within sixty (60) days of such date) prior to the offering hereby; (iii) the number of shares of Common Stock being offered hereby; and (iv) the number of and percentage of the Company's outstanding shares of Common Stock to be beneficially owned by each Selling Shareholder after completion of the sale of Common Stock being offered hereby. There is no assurance that any of the Selling Shareholders will sell any or all of the Shares offered hereby.

                                Shares Beneficially
                                  Owned at January
                                  21, 1998 (1) (2)     Number of Shares   Shares Beneficially Owned After Offering
  Name of Selling Shareholder                           Being Offered            Number               Percent
--------------------------------------------------------------------------------------------------------------------
RCG International                     1,500,000             1,500,000              0                    0
Investors, LDC (3)

Wharton Capital                          60,000                60,000              0                    0
Partners, Ltd.

Francis F. Bodkin, Jr.                   30,000                30,000              0                    0

Mark Germain                             20,100                20,100              0                    0

Sanford Zweifach                          9,900                 9,900              0                    0

TOTAL                                 1,620,000             1,620,000              0                    0

(1) Except as otherwise noted, the information contained in the table above reflects "beneficial" ownership of the Common Stock within the meaning of Rule 13d-3 under the Exchange Act. On December 31, 1997, the Company had 8,829,190 shares of Common Stock outstanding.

(2) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Shareholders. The actual number of shares of Common Stock issuable upon exercise of the Warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon exercise of the Warrants by reason of the adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act.

(3) Pursuant to the terms of the Private Placement Warrants, the Private Placement Warrants are exercisable by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying any unexercised portion of the Private Placement Warrants) would not exceed 9.9% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act. Accordingly, the number of shares of Common Stock set forth in the table for this Selling Shareholder exceeds the number of shares of Common Stock that this Selling Shareholder could own beneficially at any given time through its ownership of the Private Placement Warrants. In that regard, beneficial ownership of this Selling Shareholder set forth in the table is not determined in accordance with Rule 13d-3 under the Exchange Act.

                          DESCRIPTION OF CAPITAL STOCK

The Company's authorized capital stock consists of 18,000,000 shares of Common Stock, $.005 par value, and 2,000,000 shares of Preferred Stock, $.01 par value. As of December 31, 1997, there were 8,829,190 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

The holders of Common Stock of the Company are entitled to receive pro rata dividends when and as declared by the Board of Directors in its discretion out of funds legally available therefor. In the event of the dissolution of the Company, whether voluntary or involuntary, the holders of Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to its shareholders after the payment of the liquidation preference of any outstanding Preferred Stock. The holders of Common Stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments by the Company. The Common Stock currently outstanding is, and the Common Stock issued in this offering will be, validly issued, fully paid and nonassessable.

Except as otherwise provided in the charter of the Company or required by law, the holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and do not have the right of cumulative voting in connection with elections for directors, which means the holders of more than half the outstanding shares of Common Stock can elect all of the directors of the Company.

The Company is also authorized to issue 2,000,000 shares of Preferred Stock. The Company's Board of Directors is authorized to issue the Preferred Stock in one or more series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations, or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting each series and the designation of such series. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting rights of the holders of the Common Stock.

One of the effects of the Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management.

                              PLAN OF DISTRIBUTION

The Shares covered hereby may be offered and sold from time to time by the Selling Shareholders for their respective pledgees, donees, transferees or other successors in interest. The Selling Shareholders will act independently of the Company in making decisions concerning sales or other dispositions of any Shares, and will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in one or more transactions (which may involve block transactions) on the NASDAQ National Market System or otherwise, at prices and on terms then prevailing or at prices related to the then market price, in negotiated transactions, through the writing of options on the Shares, in short sales or any combination thereof. In addition, any Shares offered hereby which qualify for sale pursuant to Rule 144 under the Securities Act or any other exemption may be sold under Rule 144 or an other exemption rather than pursuant to this Prospectus.

The Shares may also be sold by one or more of the following methods: (a) a block trade in which the broker-dealer engaged by the Selling Shareholders will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
(d) underwritten public offerings. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated.

In offering their Shares, the Selling Shareholders and any broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

This offering will terminate as to each Selling Shareholder on the earlier of
(a) the date on which such Selling Shareholder's shares may be resold without volume restrictions under the Securities Act; or (b) the date on which all Shares offered hereby have been sold by the Selling Shareholders. There can be no assurance that any of the Selling Shareholders will sell any or all of the shares of Common Stock offered hereby.

                                  LEGAL MATTERS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Baxter, Baker, Sidle & Conn, P.A., 120
E. Baltimore Street, Suite 2100, Baltimore, Maryland 21202.

                                     EXPERTS

The financial statements of Biospherics Incorporated appearing in Biospherics Incorporated's Annual Report on Form 10-KSB as of and for the year ended December 31, 1997, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Any financial statements and schedules hereafter incorporated by reference in the registration statement of which this prospectus is a part that have been audited and are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                TABLE OF CONTENTS

                                                                Page
Available Information...........................................  3
Incorporation of Certain Documents by Reference.................  4
Forward Looking Statements......................................  5
The Company.....................................................  5
Risk Factors....................................................  9
Use of Proceeds.................................................  12
Selling Shareholders............................................  12
Description of Capital Stock....................................  14
Plan of Distribution............................................  14
Legal Matters...................................................  15
Experts.........................................................  15

                               1,620,000 Shares of
                                  Common Stock

                                 March 23, 1998

                                   PROSPECTUS

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby, all of which will be paid by the Registrant. All amounts are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee             $2,121

NASDAQ National Market System filing fee                        15,000

Accounting fees and expenses                                     1,500

Legal fees and expenses                                         10,000

Printing and miscellaneous                                       1,000
                                                               -------
Total                                                          $29,621
                                                               -------
                                                               -------


ITEM 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits the Registrant to indemnify directors, officers, employees and agents of the Registrant against actual and reasonable expenses (including attorneys' fees) incurred by them in connection with any action, suit or proceeding brought against them by reason of their status or service as a director, officer, employee or agent by or on behalf of the Registrant, and against expenses (including attorneys' fees), judgments, fines and settlements actually and reasonably incurred in connection with any such action, suit or proceeding, if (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Except as ordered by a court, no indemnification shall be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the Registrant.

Article IV of the Registrant's By-Laws provides that the Registrant shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve at the request of the Registrant as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article IV is expressly not exclusive of any of the rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons.

Article TENTH of the Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

The Registrant also maintains a Directors and Officers Liability Policy.


ITEM 16.  Exhibits.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit
Number                        Exhibit Title
-------                       -------------

4.1    Amended and Restated Articles of Incorporation of the Company.
         (Incorporated by reference to the Company's Annual Proxy Statement of May 15, 1992, File No. 0-5576)

4.2    Bylaws of the Company. (Incorporated by reference to the Company's
         Annual Proxy Statement of May 15, 1992, File No. 0-5576)

4.3    Specimen Common Stock Certificate. (Incorporated by reference to the
         Company's Annual Proxy Statement of May 15, 1992, File No. 0-5576)

4.4 Securities Purchase Agreement dated as of December 12, 1997, by and between the Company and RCG International Investors, LDC (Incorporated by reference to the Company's Form 8-K filed on December 18, 1997, File
         No. 0-5576)

5.1    Opinion of Baxter, Baker, Sidle & Conn, P.A.

23.1   Consent of Coopers & Lybrand L.L.P.

23.2   Consent of Baxter, Baker, Sidle & Conn, P.A. (included in Exhibit 5.1)

24.1   Power of Attorney (See signature page).

ITEM 17.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, State of Maryland, on March 23, 1998.

                            BIOSPHERICS INCORPORATED

                            By: /s/ Gilbert V. Levin

                                Gilbert V. Levin,
                      President and Chief Executive Officer